EXHIBIT 99.2

Resignation Letter of Michael Ott

To: The Board of Directors
       MEDITE Cancer Diagnostics, Inc.

Ladies and Gentlemen:

I hereby resign my position as Chairman of the Board of MEDITE Cancer Diagnostics, Inc. (the “Company”), effective immediately. Further I hereby resign from my position as Managing Director of the Company’s wholly-owned German subsidiary, Medite GmbH, as well as from my position as Managing Director of CytoGlobe GmbH, Burgdorf, a wholly-owned subsidiary of Medite GmbH, effective immediately. It has been my pleasure to serve in these positions with the Company and its subsidiaries, and my resignation is without disagreement or conflict. I look forward to a continuing contribution to the Company in my capacity as a member of the Company’s Board of Directors.

Sincerely,

/s/Michael Ott
Michael Ott

May 4, 2017